Filed Pursuant to Rule 433
Dated March 28, 2006
Registration Statement No. 333-132201

TOYOTA MOTOR CREDIT CORPORATION
Medium-Term Notes, Series B - Fixed Rate

CUSIP: 89233PXW1

Principal Amount (in Specified Currency): $35,000,000
Issue Price: 100%
Trade Date: March 28, 2006
Original Issue Date: March 30, 2006
Stated Maturity Date: March 30, 2007

Interest Rate: 5.11% per annum
Interest Payment Dates: September 30, 2006 and at Maturity

Net Proceeds to Issuer: $34,947,500
Agent's Discount or Commission: 0.15%
Agent: Toyota Financial Services Securities USA Corporation
Agent's Capacity:
	[X ] Agent
	[ ] Principal

Day Count Convention:
	[X]  30/360
	[ ]  Actual/360
	[ ]  Actual/Actual

Redemption: Not Applicable
Redemption Dates:
Notice of Redemption:

Repayment: Not Applicable
Optional Repayment Date(s):
Repayment Price:




Original Issue Discount:	 Yes
Total Amount of OID: $1,788,500
Yield to Maturity: 5.11%
Initial Accrual Period: September 30, 2006

Specified Currency: U.S. dollars
Minimum Denominations: $100,000 and $1,000 increments thereafter
Form of Note:
	[X] Book-entry only
	[ ] Certificated

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer will arrange to send you the prospectus if you request it by calling toll free at 1-800-292-1147.